NASB Financial, Inc.

                             NEWS RELEASE

Contact:  Rhonda Nyhus
          Vice President
          NASB Financial, Inc.
          12498 South 71 Highway
          Grandview, MO  64030
          Phone (816) 765-2200


FOR IMMEDIATE RELEASE:
NASB Financial, Inc. Announces Financial Results

     Grandview, Missouri (February 9, 2011) - NASB Financial, Inc. (NASDAQ:
NASB) announced today net income for the quarter ended December 31, 2010, of $2,012,000 or $0.26 per share. This compares to net income of $2,235,000 or $0.28 per share for the quarter ended September 30, 2010, and compares to net income of $1,329,000 or $0.17 per share for the quarter ended December 31, 2009.

	Non-interest expense for the three months ended December 31, 2010, was $16.5 million, compared to $13.7 million for the three months ended December 31, 2009. This increase resulted primarily from increased activity the Company's mortgage banking division. Non-interest income for the three months ended December 31, 2010, was $10.7 million, compared to $10.2 million for the three months ended December 31, 2009. For the quarter ended December 31, 2010, non-interest income was reduced $3.3 million for non-cash accounting adjustments to record loans held for sale at fair value and to record the fair value of outstanding loan commitments in accordance with Generally Accepted Accounting Principles.

     NASB Financial, Inc. is a unitary thrift holding company for North American Savings Bank, F.S.B. ("North American" or the "Bank"). North American operates six offices in greater Kansas City, Missouri and others in Harrisonville, St. Joseph, and Excelsior Springs, Missouri. The Bank also has loan origination offices in Lee's Summit and Springfield, Missouri as well as Overland Park, Kansas.

                (Financial Highlights Schedule Attached)


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NASB Financial, Inc.
Financial Highlights
(Dollars in thousands, except per share data)

                                                 Three months ended
                                        -------------------------------------
                                         12/31/10      9/30/10      12/31/09
                                        -------------------------------------
EARNINGS DATA:
Net interest income                    $   13,040       12,994       13,805
Provision for loan losses                   3,950        5,000        9,000
Non-interest income                        10,716       12,544       10,200
Non-interest expense                       16,535       16,781       13,657
Income tax expense                          1,259        1,522           19
                                           -------      -------      -------
   Net income                          $    2,012        2,235        1,329
                                           =======      =======      =======
FINANCIAL CONDITION DATA:
Total assets                           $ 1,337,176    1,434,196    1,527,170
Total loans and mortgage-backed
  and related securities                 1,186,874    1,268,073    1,381,240
Customer and brokered deposit
  accounts                                 898,646      933,453      872,357
Stockholders' equity                       169,809      167,762      164,852


FINANCIAL RATIOS AND PER SHARE DATA:
Book value per share                   $     21.58        21.32        20.95
Earnings per share                            0.26         0.28         0.17
Cash dividends paid per share                   --           --         0.225


Return on assets (annualized net income
  divided by total average assets)           0.58%        0.63%        0.34%

Return on equity (annualized net income
  divided by average stockholders' equity)   4.77%        5.37%        3.21%


Weighted average shares outstanding      7,867,614    7,867,614    7,867,614

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